Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-22591 and 333-84938) pertaining to The Liberty Corporation Retirement and Savings Plan as Amended and Restated Effective January 1, 2002 (formerly The Cosmos Broadcasting Corporation Retirement and Savings Plan) of our report dated June 4, 2003, with respect to the financial statements and schedule of The Liberty Corporation Retirement and Savings Plan as Amended and Restated Effective January 1, 2002 (formerly The Cosmos Broadcasting Corporation Retirement and Savings Plan) included in this Annual Report (Form 11-K) for the year ended December 31, 2002.

/s/ ERNST & YOUNG LLP

Greenville, South Carolina
June 23, 2003

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